Exhibit 10.1

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT, effective as of the 30th day of January, 2019 (the "Effective Date") by and between Bryan Glass. ("Seller") with an address of 20 W. Park Ave., Suite 207, Long Beach, NY 11561 and ("buyer") Asia Gateway Capital Ltd on behalf of Un Monde International LTD. with an address of 6838 Adera Street, Vancouver, BC V6P 5C3, Canada.

WHEREAS, Seller owns 40,000,000 restricted shares of common stock (the "Shares") of Asiarim Corp. (ARMC otc), a Nevada corporation (the "Company"). This Agreement provides for the acquisition of the Shares by Buyer at a total purchase price of One Hundred and Twenty Thousand U.S. Dollars ($120,000.00) (the "Purchase Price") on the terms and conditions set forth below.

WHEREAS, The Seller and Buyer have determined, subject to the terms and conditions set forth in this Agreement, that the transaction contemplated hereby is desirable and in the their best interests, respectively. This Agreement is being entered into for the purpose of setting forth the terms and conditions of the proposed acquisition.

NOW, THEREFORE, on the stated premises and for and in consideration of the mutual covenants and agreements hereinafter set forth and the mutual benefits to the parties to be derived here from, it is hereby agreed as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

Section 1.1 Sale and Purchase. Subject to the terms and conditions hereof, at the Closing (as defined in paragraph 1.2 below), Seller agrees to sell, assign, transfer, convey and deliver to Buyer, and Buyer agrees to purchase from Seller, the Shares.

Section 1.2 Closing. The purchase of the Shares shall be consummated at a closing ("Closing") to take place at 10:00 o'clock a.m., at the offices of Bryan R. Clark P.C. (Seller's Attorney), 6910 S. Cimarron Rd., Suite 240 Las Vegas NV 89113 on or before February 8, 2019 unless extended by agreement of the parties hereto (the "Closing Date").

Section 1.3 Purchase Price. The Purchase Price for the Shares shall be paid as follows:

a.	By delivery of an initial deposit in the amount of Five Thousand U.S. Dollars ($5,000.00) to the Trust Account of Bryan R. Clark P.C. contemporaneously upon execution and delivery of this Agreement, which shall become non-refundable upon the expiration of the Due Diligence Period; and
b.	By delivery of the balance of the Purchase Price on or before the Closing Date, by Buyer to Seller against delivery of the Shares in transferable form from Seller to Buyer.
c.	Delivery of the Purchase Price shall be by wire transfer, net of bank or wire fees, as follows:

Incoming Wire Instructions to: Nevada Law Foundation Trust Accounts, Bryan R. Clark P.C. TRTEE

Bank: Bank of America

Routing#: 026009593

Account#: 5010 1891 9802

Please have your bank include the name of your respective company and any other pertinent information so we can identify the funds.

Section 1.4 Due Diligence Period. Upon execution and delivery of this Agreement and the delivery of the initial deposit required by section 1.3(b), Buyer shall have up to Ten (10) calendar days from the Effective Date to request and review any and all materials regarding the Company in the possession or control of Seller (the "Due Diligence Period"). Buyer may, at any time prior to the expiration of the Due Diligence Period, in its sole discretion terminate this Agreement by delivery of written notice (including email) to that effect to Seller. Should Buyer so terminate this Agreement, Seller will cause Seller's Attorney promptly return the initial deposit made by Buyer (net of bank or wire fees), Buyer shall return any materials regarding the Company to Seller, and this Agreement shall thereafter be of no force or effect.

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ARTICLE II

REPRESENT ATIONS, COVEN ANTS AND WARRANTIES

As an inducement to and to obtain the reliance of Buyer, Seller individually represents and warrants to Buyer as follows :

Section 2.1 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Seller is a party or to which the Shares are subject. Seller has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.2 Title to the Shares. Seller owns of record and beneficially the Shares of the Company, free and clear of all liens, encumbrances, pledges, claims, options, charges and assessments of any nature whatsoever, with full right and lawful authority to transfer the Shares to Buyer. No person has any preemptive rights or rights of first refusal with respect to any of the Shares. There exists no voting agreement, voting trust, or outstanding proxy with respect to any of the Shares. Other than disclosed by the Seller to the Buyer, there are no outstanding rights, options, warrants, calls, commitments, or any other agreements of any character, whether oral or written, with respect to the Shares.

Section 2.3 Tax Matters. Seller understands covenants and represents that Seller shall be responsible for and pay all taxes associated with the transactions contemplated by this Agreement. Seller is not a party to any tax allocation or sharing agreement. The Shares are not subject to any lien arising in connection with any failure or alleged failure to pay tax. There are no pending, threatened, or proposed audits, assessments or claims from any tax authority for deficiencies, penalties, or interest with respect to Seller that would affect the Shares.

Section 2.4 Brokers and Finders. The Seller represents, warrants, and agrees that any finder's fee, or any other type of fee related to the sale contemplated by this Agreement, will be paid by the Seller.

Section 2.5 Authorized Shares. The Seller represents that as of the Closing the total number of authorized shares of common stock of the Company shall be 100,000,000, par value $.001 per share, and that the total number of shares of common stock of the Company issued and outstanding shall be 72,305,000 including the Shares.

As an inducement to and to obtain the reliance of Seller, Buyer individually represents and warrants to Seller as follows:

Section 2.6 No Conflict, Authority. The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the material breach of any term or provision of, or constitute an event of default under, any material debt instrument, which may include an indenture, mortgage, deed of trust or other contract, agreement or instrument to which Buyer is a party. Buyer has full power, authority and legal right and has taken all action required by law or otherwise to authorize the execution and delivery of this Agreement.

Section 2.7 Restricted Shares. Buyer acknowledges that the Shares purchased have not been registered under the Securities Act or any state securities laws, will be issued in reliance upon an exemption from the registration and prospectus delivery requirements of the Act which relate to private offerings, will be issued in reliance upon exemptions from the registration and prospectus delivery requirements of state securities laws which relate to private offerings and the Buyer must therefore bear the economic risk of such investment indefinitely unless a subsequent disposition thereof is registered under the Act and applicable state securities laws or is exempt therefrom. Buyer acknowledges that the shares shall bear restrictive legends.

Section 2.8 Buyer's Sophistication. Buyer (i) acknowledges that the purchase of Shares involves a high degree of risk in that the Company has no current business operations or plans and may require substantial funds; (ii) an investment in the Company is highly speculative and only investors who can afford the loss of their entire investment should consider investing in the Company and the Shares;

(iii)        has such knowledge and experience in finance, securities, investments, including investment in non listed and non registered securities, and other business matters so as to be able to protect its interests in connection with this transaction; (iv) that the sale of the Shares to Buyer is not registered with the US Securities and Exchange Commission or with the securities administrator of any state; (v) that the Shares are being sold pursuant to an exemption from such registration requirements; and (vi) the Shares are "restricted securities" that will bear a restrictive legend prohibiting their further transfer without registration or any exemption therefrom.

Section 2.9 Brokers and Finders. The Buyer represents and warrants that he/she /it has made no agreements involving any fees of any type that relate to this Agreement and that would involve the Seller, including but not limited to broker's fee, finder's fees or any similar compensation arrangement.

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ARTICLE III

EXCHANGE PROCEDURE AND OTHER CONSIDERATION

Section 3.1 Seller's Delivery. On the Closing Date, the Seller shall deliver the following to Buyer, conditioned upon (i) all of Buyer's representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Buyer's performance of its delivery obligations in section 3.2, below:

(a)	The Shares together with a stock power or other instruction required for the transfer of the Shares to Buyer. If necessary, after the sale closes the Seller shall also execute such other certificates or other documents reasonably necessary to transfer the Shares to Buyer.
(b)	Written consent from the Company's board of directors appointing Buyer's designee to the board of directors, effective upon Closing.
(c)	Written resignation from all members of the Company's board of directors excepting only Buyer's designee, effective upon Closing.
(d)	A written resignation from all officers of the Company, effective upon Closing.

Section 3.2 Buyer's Delivery. On the Closing Date, Buyer shall deliver the following to Seller, conditioned upon (i) all of Seller's representations and warranties set forth in Section 2, above, shall be true and correct as of the Closing, and (ii) Seller's performance of its delivery obligations in section 3.1, above:

(a)	Purchase Price in immediately available good funds.

(b)	A written consent to serve on the Company's board of directors by the Buyer's nominee, effective upon Closing, including the nominee's mailing address.

(c)	A written consent from Buyer's nominee(s) to serve as the President and as other officers of the Company, effective upon Closing, including the nominee's mailing address, email address and a copy of current, government issued photo identification that Seller will submit to OTC Markets Group, Inc., solely for the purpose of confirming the change of control of the Company in accordance with the procedures required by OTC Markets Group, Inc.

(d)	A written consent from the Buyer's nominee to the board of directors, acting in his or her capacity as the sole director of the Company, appointing Buyer's nominee to serve as President and to other offices of the Company, effective upon Closing.

(e)	A written acceptance from Buyer's nominee to serve as the statutory registered agent for the Company, effective upon Closing, together with the new registered office for the Company which registered office shall be a street address.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Notification of OTC Markets Group, Inc. and Nevada Secretary of State. Upon Closing, Seller shall notify the state of Nevada, OTC Markets Group, Inc. and the markets generally of the change in control of the Company by taking the following actions:

(a)	Update the Company information on the OTC Markets Group, Inc.'s website via the section established for this purpose. The updated information shall consist of the new address and registered agent for the Company, and the new director(s) and officers of the Company as provided by Buyer.

(b)	Notify the Nevada Secretary of State, by filing an amended annual list of officers and directors, and a change in address and registered agent for the Company.

(c)	Seller shall confirm notifications to Buyer in writing and shall provide copies of the notices and filings provided to OTC Markets Group , Inc. and the Nevada Secretary of State.

(d)	Buyer shall cooperate fully with Seller in connection with the foregoing notifications including, as and if requested by Buyer, providing direct confirmations of the change in control to any governmental entity, FINRA, and OTC Markets Group, Inc..

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Section 4.2 Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or by prepaid overnight delivery via FEDEX, UPS or similar overnight delivery service, addressed to the addresses set forth in this Agreement or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given as of the date so delivered.

Section 4.3 Attorneys' Fees. Except as expressly provided herein, each party will be responsible for their own attorney's fees.

Section 4.4 Confidentiality. Each party hereto agrees with the other party that, unless and until the transactions contemplated by this Agreement have been consummated, they and their representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except: (i) to the extent such data is a matter of public knowledge or is required by law to be published; and (ii) to the extent that such data or information must be used or disclosed in order to consummate the transactions contemplated by this Agreement.

Section 4.5 Third Party Beneficiaries. This contract is between Seller and Buyer. Except for the shareholders of the Company and as specifically provided, no other person or entity shall be deemed to be a third party beneficiary of this Agreement.

Section 4.6 Entire Agreement. This Agreement represents the entire agreement between the parties relating to the subject matter hereof. This Agreement alone fully and completely expresses the agreement of the parties relating to the subject matter hereof. There are no other courses of dealing, understanding, agreements, representations or warranties, written or oral, except as set forth herein. This Agreement may not be amended or modified, except by a written agreement signed by all parties hereto.

Section 4.7 Survival; Termination. The representations, warranties and covenants of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated the applicable statute of limitations.

Section 4.8 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

Section 4.9 Amendment or Waiver. Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties he reto, with respect to any of the terms contained he rein , and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

Section 4.10 Expenses. Each party herein shall bear all of their respective costs and expenses incurred in connection with the negotiation of this Agreement and in the consummation of the transactions provided for herein and the preparation thereof.

Section 4.11 Headings; Context. The headings of the sections and paragraphs contained in this Agreement are for convenience of reference only and do not form a part hereof and in no way modify , interpret or construe the meaning of this Agreement.

Section 4.12 Benefit. This Agreement shall be binding upon and shall inure only to the benefit of the parties hereto, and their permitted assigns hereunder. This Agreement shall not be assigned by any party without the prior written consent of the other party.

Section 4.13 Severability. In the event that any particular provision or provisions of this Agreement or the other agreements contained herein shall for any reason hereafter be determined to be unenforceable, or in violation of any law, governmental order or regulation, such unenforceability or violation shall not affect the remaining provisions of such agreements, which shall continue in full force and effect and be binding upon the respective parties hereto.

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Section 4.14 No Strict Construction. The language of this Agreement shall be construed as a whole, according to its fair meaning and intendment, and not strictly for or against either party hereto, regardless of who drafted or was principally responsible for drafting the Agreement or terms or conditions hereof.

Section 4.15 Execution Knowing and Voluntary. In executing this Agreement, the parties severally acknowledge and represent that each: (a) has fully and carefully read and considered this Agreement; (b) has been or has had the opportunity to be fully apprised by its attorneys of the legal effect and meaning of this document and all terms and conditions hereof; and (c) is executing this Agreement voluntarily, free from any influence, coercion or duress of any kind.

Section 4.16 Further Assurances, Cooperation. Each party shall, upon reasonable request by the other party, execute and deliver any additional documents necessary or desirable to complete sale contemplated by this agreement. The parties hereto agree to cooperate and use their respective best efforts to consummate the transactions contemplated by this agreement.

Section 4.17 Governing Law. This Agreement shall be construed (both as to validity and performance) and enforced in accordance with and governed by the laws of the state of Nevada applicable to agreements made and to be performed wholly within such jurisdiction and without regard to conflicts of laws. Any dispute arising out of this Agreement shall be resolved in the state or federal courts sited in Clark County, Nevada to the exclusion of all other venues. The prevailing party in any such action shall be entitled to an award of costs and its reasonable attorney's fees.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

Seller - Bryan Glass	Buyer - Jimmy P. Lee

By: /s/ Bryan Glass	By: /s/ Jimmy P. Lee

Name: Bryan Glass	Name: Jimmy P. Lee (Of BNP Associates)

On Behalf of Asia Gateway Capital, Ltd.

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